Summary Translation	Exhibit 4.51

Domestic Factoring Agreement

Contract No. ：04020203-2012 (EFR) 00015

Borrower ：Shijie Kaiyuan Auto Trade Co., Ltd.

Lender ：ICBC Bank Hebei Branch

Signing Date ： February 28, 2012

Loan Amount ： RMB34,000,000

Length of maturity ： From February 29, 2012 to February 27, 2013

Use of Loan ： Vehicle Purchase

Loan Interest ： 8.528%

Date of Draft ：February 29, 2012

Withdrawal Amount ： RMB34,000,000

Payment Method ：Repayments of the loan shall be in accordance with the Transfer Schedule of Accounts Receivable attached hereto. Repayment Date ：February 27, 2013

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